Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

QLogic Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-40152, 333-40154, 333-54188, 333-55974,
333-56322, 333-87322, 333-91124, 333-104925, 333-106683, 333-108334, 333-111133, 333-114434 and 333-124072) on Form S-8 and registration statements (Nos. 333-106833 and 333-129834) on Form S-3 of Marvell Technology Group Ltd. of our report dated August 28, 2005 except as to Note 11, which is as of November 4, 2005, with respect to the statement of net assets to be sold of the Hard Disk and Tape Drive Controller Business of QLogic Corporation as of April 3, 2005, and the related statement of direct revenues and direct operating expenses for the year then ended, which report appears in the Form 8-K/A of Marvell Technology Group Ltd. dated January 13, 2006.

Our audit report refers to preparation of the financial statements pursuant to the basis of presentation described in Note 2 and that such financial statements are not intended to be a complete presentation of the Business’ financial position, results of operations, or cash flows.

/s/ KPMG LLP

Costa Mesa, California
January 13, 2006